EXHIBIT 5



                                                       September 10, 1997



DynaGen, Inc.
99 Erie Street
Cambridge, MA  02139

         RE:      Form S-3 Registration Statement
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Ladies and Gentlemen:


         We are counsel to DynaGen, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3, as amended (the "Registration Statement"), relating to the proposed resale from time to time of up to 15,303,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), by the stockholders listed under the heading "Selling Stockholders" in the Registration Statement (the "Selling Stockholders"). 12,100,000 of the Shares are issuable upon conversion of 41,000 shares of the Company's Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), issued to certain of the Selling Stockholders; 1,500,000 of the Shares are issuable upon conversion of 7,500 shares of the Company's Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), issued to one of the Selling Stockholders; 328,000 of the Shares are issuable upon the exercise of Common Stock Purchase Warrants dated June 18, 1997 (the "Warrants") issued to certain of the Selling Stockholders; 375,000 of the Shares were issued concurrently with the Company's June 1997 private placement of its Series B Preferred Stock and its Subordinated Note due September 30, 1997 to certain of the Selling Stockholders; and 1,000,000 of the shares were issued to a Selling Stockholder in consideration of services rendered to the Company by such Selling Stockholder.


         We have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Series A Preferred Stock, the Series B Preferred Stock, the Warrants and the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and the Selling Stockholders and have made all investigations of law and have discussed with the Company's and Selling
Stockholders' representatives all questions of fact that we have deemed necessary or appropriate.

         Based upon and subject to the foregoing, we are of the opinion that any currently outstanding Shares are, and any Shares issuable upon future conversion of the Series A Preferred Stock or Series B Preferred Stock or upon future exercise of the Warrants, when issued in accordance with the terms of the Series A Preferred Stock, the Series B Preferred Stock or the Warrants, as the case may be, will be, validly issued, fully paid and non-assessable.









DYNAGEN, INC.


SEPTEMBER 10, 1997
PAGE 2




         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                          Very truly yours,


                                          TESTA, HURWITZ & THIBEAULT, LLP